FORM 5305-SEP
(Rev. March 1994)
Department of the Treasury
Internal Revenue Service

                     SIMPLIFIED EMPLOYEE PENSION-INDIVIDUAL
                    RETIREMENT ACCOUNTS CONTRIBUTION AGREEMENT

                (Under Section 408(k) of the Internal Revenue Code)

                                                          CMB No. 1545-0499
                                                          Expires 2-28-97
                                                          DO NOT File with
                                                            the Internal
                                                          Revenue Service

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____________________________makes the following agreement under section 408(k)
(Name of employer)          of the Internal Revenue Code and the instructions
                            to this form.

ARTICLE I--ELIGIBILITY REQUIREMENTS (Check appropriate boxes--see SPECIFIC INSTRUCTIONS.)
The employer agrees to provide for discretionary contributions in each calendar year to the individual retirement account or individual retirement annuity (IRA) of all employees who are at least _____ years old (not to exceed 21 years old) and have performed services for the employer in at least _____ years (not to exceed 3 years) of the immediately preceding 5 years. This simplified employee pension (SEP) __ includes __ does not include employees covered under a collective bargaining agreement, __ includes __ does not include certain nonresident aliens, and __ includes __ does not include employees whose total compensation during the year is less than $396.*

ARTICLE II--SEP REQUIREMENTS (See SPECIFIC INSTRUCTIONS.)
The employer agrees that contributions made on behalf of each eligible employee will be:
A.  Based only on the first $150,000 of compensation.
B. Made in an amount that is the same percentage of total compensation for every employee.
C.  Limited annually to the smaller of $30,000* OR 15 percent of compensation.
D. Paid to the employee's IRA trustee, custodian, or insurance company (for an annuity contract).

________________________________________     ______________________________
  Employer's signature and date                      Name and title
_____________________________________________________________________________

PAPERWORK REDUCTION ACT NOTICE
The time needed to complete this form will vary depending on individual circumstances. The estimated average time is:
Recordkeeping . . . . . . . . . . . . . . . . . .  7 min.
Learning about the law or the form . . . . . . . . 26 min.
Preparing the form . . . . . . . . . . . . . . . . 20 min.
  If you have comments concerning the accuracy of these time estimates or suggestions for making this form more simple, we would be happy to hear from you. You can write to both the INTERNAL REVENUE SERVICE, Attention: Reports Clearance Officer, PC:FP, Washington, DC 20224; and the OFFICE OF MANAGEMENT AND BUDGET, Paperwork Reduction Project (1545-0499), Washington, DC 20503, DO NOT send this form to either of these addresses. Instead, keep it for your records.
A CHANGE TO NOTE
For years beginning after December 31, 1993, the Revenue Reconciliation Act of 1993 (the Act) reduced to $150,000 the annual compensation of each employee to be taken into account in making contributions to a SEP. The $150,000 amount will be indexed for inflation after 1994 in increments of $10,000 that will be rounded to the next lowest multiple of $10,000. See Act section 13212 for different effective dates and the transition rules that apply to governmental plans and plans under a collective bargaining agreement.

General Instructions
SECTION REFERENCES ARE TO THE INTERNAL REVENUE CODE UNLESS OTHERWISE NOTED.

PURPOSE OF FORM.--Form 5305-SEP (Model SEP) is used by an employer to make an agreement to provide benefits to all eligible employees under a SEP described in section 408(k). Do not file this form with the IRS. See Pub. 560, Retirement Plans for the Self-Employed, and Pub. 590, Individual Retirement Arrangements (IRAs).

SPECIFIC INSTRUCTIONS

INSTRUCTIONS TO THE EMPLOYER
SIMPLIFIED EMPLOYEE PENSION.--A SEP is a written arrangement (a plan) that provides you with a simplified way to make contributions toward your employees' retirement income. Under a SEP, you can contribute to an employee's individual retirement account or annuity (IRA). You make contributions directly to an IRA set up by or for each employee with a bank, insurance company, or other qualified financial institution. When using Form 5305-SEP to establish a SEP, the IRA must be a Model IRAs established on an IRS form or a master or prototype IRA for which the IRS has issued a favorable opinion letter. Making the agreement on Form 5305-SEP does not establish an employer IRA described in Section 408(c).

WHEN NOT TO USE FORM 5305-SEP.--Do not use this form if you:
  1. Currently maintain any other qualified retirement plan. This does not prevent you from also maintaining a Model Elective SEP (Form 5305A-SEP) or other SEP to which either elective or nonelective contributions are made.
  2.  Previously maintained a defined benefit plan that is now terminated.
  3.  Have any eligible employees for whom IRAs have not been established.
  4.  Use the services of leased employees (described in section 414(n)).
  5. Are a member of an affiliated service group (described in section 414(m)), a controlled group of corporations (described in section 414(b)), or trades or businesses under common control (described in sections 414(c) and 414(o)), unless all eligible employees of all the members of such groups, trades, or businesses, participate in the SEP.
   6. Will not pay the cost of the SEP contributions. Do not use Form 5305-SEP for a SEP that provides for elective employee contributions even if the contributions are made under a salary reduction agreement. Use Form 5305A-SEP, or a nonmodel SEP if you permit elective deferrals to a SEP.

ELIGIBLE EMPLOYEES.--All eligible employees must be allowed to participate in the SEP. An eligible employee is any employee who: (1) is at least 21 years old, and (2) has performed "service" for you in at least 3 of the immediately preceding 5 years. Note: You can establish less restrictive eligibility requirements, but not more restrictive ones.
  Service is any work performed for you for any period of time, however short. If you are a member of an affiliated service group, a controlled group of corporations, or trades or businesses under common control, service includes any work performed for any period of time for any other member of such group, trades, or businesses.

EXCLUDABLE EMPLOYEES.--The following employees do not have to be covered by the SEP: (1) employees covered by a collective bargaining agreement whose retirement benefits were bargained for in good faith by you and their union,
(2) nonresident alien employees who did not earn U.S. source income from you, and (3) employees who received less than $396* in compensation during the year.

CONTRIBUTION LIMITS.--The SEP rules permit you to make an annual contribution of up to 15 percent of the employee's total compensation or $30,000*, whichever is less. Compensation, for this purpose, does not include employer contributions to the SEP or the employee's compensation in excess of $150,000. If you also maintain a Model Elective SEP or any other SEP that permits employee to make elective deferrals, contributions to the two SEPs together may not exceed the smaller of $30,000* or 15 percent of compensation for any employee.
  Contributions cannot discriminate in favor of highly compensated employees. You are not required to make contributions every year. But you must contribute to the SEP-IRAs of all of the eligible employees who actually performed services during the year of the contribution. This includes eligible employees who die or quit working before the contribution is made.
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* This amount reflects the cost-of-living increase under section 408(k)(8), effective January 1, 1994. The amount is adjusted annually. Each January, the IRS announces the increase, if any, in a news release and in the
Internal Revenue Bulletin.
____________________________________________________________________________

 You may also not integrate your SEP contributions with, or offset them by, contributions made under the Federal Insurance Contributions Act (FICA).

  If this SEP is intended to meet the top-heavy minimum contribution rules of section 416, but it does not cover all your employees who participate in your elective SEP, then you must make minimum contributions to IRAs established on behalf of those employees.

DEDUCTING CONTRIBUTIONS.--You may deduct contributions to a SEP subject to the limits of section 404(h). This SEP is maintained on a calendar year basis and contributions to the SEP are deductible for your tax year with or within which the calendar year ends. Contributions made for a particular tax year must be made by the due date of your income tax return (including extensions) for that tax year.

COMPLETING THE AGREEMENT.--This agreement is considered adopted when:

* IRAs have been established for all your eligible employees.
* You have completed all blanks on the agreement form without modification, and
* You have given all your eligible employees the following information:
   a.  A copy of Form 5305-SEP.
   b. A statement that IRAs other than the IRAs into which employer SEP contributions will be made may provide different rates of return and different terms concerning, among other things, transfers and withdrawals of funds from the IRAs.
   c. A statement that, in addition to the information provided to an employee at the time the employee becomes eligible to participate, the administrator of the SEP must furnish each participant within 30 days of the effective date of any amendment to the SEP, a copy of the amendment and a written explanation of its effects.
  d. A statement that the administrator will give written notification to each participant of any employer contributions made under the SEP to that participant's IRA by the later of January 31 of the year following the year for which a contribution is made or 30 days after the contribution is made.
   Employers who have established a SEP using Form 5305-SEP and have given each participant a copy of Form 5305-SEP are not required to file the annual information returns, Form 5500, 5000-C/R, or 5500-EZ. However, under Title I of ERISA, relief from the annual reporting requirements is not available to an employer who selects, recommends, or influences its employees to choose IRAs into which employer contributions will be made, if those IRAs are subject to provisions that prohibit withdrawal of funds for any period.

INFORMATION FOR THE EMPLOYEE
The information below explains what a SEP is, how contributions are made, and how to treat your employer's contributions for tax purposes. For more information, see page 1. Also, see Pub. 590.

QUESTIONS AND ANSWERS
  1.  What is a simplified employee pension, or SEP?
  A SEP is a written arrangement (a plan) that allows an employer to make contributions toward your retirement. Contributions are made to an individual retirement account/annuity (IRA).
  Your employer will provide you with a copy of the agreement containing participation rules and a description of how employer contributions may be made to your IRA.
  All amounts contributed to your IRA by your employer belong to you even after you stop working for that employer.
   2.  Must my employer contribute to my IRA under the SEP?
   No. An employer is not required to make SEP contributions. If a contribution is made, it must be allocated to all the eligible employees according to the SEP agreement. The Model SEP (Form 5305-SEP) specifies that the contribution for each eligible employee will be the same percentage of compensation (excluding compensation higher than $150,000) for all employees.
   3.  How much may my employer contribute to my SEP-IRA in a year?
   Your employer will determine the amount to be contributed to your IRA each year. However, the amount for any year is limited to the smaller of $30,000* or 15 percent of your compensation for that year. Compensation does not include any amount that is contributed by your employer to your IRA under the SEP. Your employer is not required to make contributions every year or to maintain a particular level of contributions. See Question 5.
   4.  How do I treat my employer's SEP contributions for my taxes?
   Employer contributions to your SEP-IRA are excluded from your income unless there are contributions in excess of the applicable limit. See Question 3.
   Employer contributions within these limits will not be included on your Form W-2.
   5.  May I also contribute to my IRA if I am a participant in a SEP?
   Yes. You may contribute the smaller of $2,000 or 100% of your compensation to an IRA. However, the amount you can deduct may be reduced or eliminated because, as a participant in a SEP, you are covered by an employer retirement plan. See Question 11.
    6. Are there any restrictions on the IRA I select to have my SEP contributions deposited in?
   Contributions must be made to either a Model IRA executed on an IRS form or a master or prototype IRA for which the IRA has issued a favorable opinion letter.
    7.  What if I do not want to participate in a SEP?
   If your employer does not require you to participate in a SEP as a condition of employment, and you elect not to participate, all other employees of your employer may be prohibited from participating. If one or more eligible employees do not participate and the employer tries to establish a SEP for the remaining employees, it could cause adverse tax consequences for the participating employees.
   8.  Can I move funds from my SEP-IRA to another tax-sheltered IRA?
   Yes. You can withdraw or receive funds from your SEP-IRA if within 60 days of receipt, you place those funds in another IRA or SEP-IRA. This is called a "rollover" and can be done without penalty only once in any 1-year period. However, there are no restrictions on the number of times you may make "transfers" if you arrange to have these funds transferred between the trustees or the custodians so that you never have possession of the funds.
  9.  What happens if I withdraw my employer's contribution from my IRA?
  You may withdraw your employer's contribution at any time, but any amount withdrawn is includible in your income unless rolled over. Also, if withdrawals occur before you reach age 59 1/2, you may be subject to a tax on early withdrawal.
  10.  May I participate in a SEP even though I am covered by another plan?
   An employer may not adopt this IRS Model SEP if the employer maintains another qualified retirement plan or has ever maintained a qualified defined benefit plan. This does not prevent your employer from adopting this IRS Model SEP and also maintaining an IRS Model Elective SEP or other SEP.
  However, if you work for several employers, you may be covered by a SEP of one employer and a different SEP or pension or profit-sharing plan of another employer.
   11. What happens if too much is contributed to my SEP-IRA in 1 year? Contributions exceeding the yearly limitations may be withdrawn without penalty by the due date (plus extensions) for filing your tax return (normally April 15), but is includible in your gross income. Excess contributions left in your SEP-IRA account after that time may have adverse tax consequences. Withdrawals of those contributions may be taxed as premature withdrawals. See Question 9.
   12. Is my employer required to provide me with information about SEP-IRAs and the SEP agreement?
   Yes. Your employer must provide you with a copy of the completed Form 5305-SEP and a yearly statement showing any contributions to your IRA.
   13. Is the financial institution where my IRA is established required to provide me with information?
   Yes. It must provide you with a disclosure statement that contains the following information in plain, nontechnical language.
   1.  The law that regulates your IRA.
   2.  The tax consequences of various options concerning your IRA.
   3. Participation eligibility rules, and rules on the deductibility of retirement savings.
   4. Situations and procedures for revoking your IRA, including the name, address, and telephone number of the person designated to receive notice of revocation. (This information must be clearly displayed at the beginning of the disclosure statement.)
   5. A discussion of the penalties that may be assessed because of prohibited activities concerning your IRA.
   6.  Financial disclosure that provides the following information:
    a. Projects value growth rates of your IRA under various contribution and retirement schedules, or describes the method of determining annual earnings and charges that may be assessed.
    b. Describes whether, and for when, the growth projections are guaranteed, or a statement of the earnings rate and the terms on which the projections are based.
    c. States the sales commission for each year expressed as a percentage of $1,000.
    In addition, the financial institution must provide you with a financial statement each year. You may want to keep these statements to evaluate your IRA's investment performance.
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* This amount reflects the cost-of-living increase under section 408(k)(8), effective January 1, 1994. The amount is adjusted annually. Each January, the IRS announces the increase, if any, in a news release and in the Internal Revenue Bulletin.